Investor Contact:	David Bigelow Lisa Riordan (818) 225-3550

Media Contact:	(800) 796-8448

COUNTRYWIDE REPORTS 2004 FOURTH QUARTER AND YEAR-END RESULTS

– Diluted EPS was $0.56 for the Quarter and $3.83 for the Full Year –
– Board Increases Cash Dividend to $0.14 per Share –
– 2005 Guidance Reaffirmed at $3.25 to $4.25 per Diluted Share –

CALABASAS, CA (February 2, 2005) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, today announced results for the fourth quarter and year ended December 31, 2004. Fourth quarter highlights include the following:

•	Consolidated net earnings were $343 million, which compares to net earnings of $564 million in the fourth quarter of 2003.

•	Earnings per diluted share were $0.56, which compares to earnings per diluted share of $0.94 for the fourth quarter of 2003.

•	Pre-tax earnings in the Mortgage Banking segment were $220 million, which compares to $680 million for last year’s fourth quarter.

•	Pre-tax earnings from Diversified Businesses rose 55 percent over last year to $381 million, fueled primarily by the continued growth of the Banking segment. This growth is driven by loans originated and held for investment.

•	Total loan production volume was $95 billion for the quarter, up 25 percent from the comparable quarter last year.

•	Purchase fundings were $47 billion for the quarter, advancing 36 percent over the year-ago period and demonstrating the success of the Company’s strategic initiative to increase volume in the less interest-rate sensitive purchase market.

•	The servicing portfolio increased $193 billion over last year to a record $838 billion.

Highlights for the year include the following:

•	Consolidated net earnings were $2.3 billion, declining 2 percent from last year’s net earnings of $2.4 billion.

•	Earnings per diluted share were $3.83, which compares to $4.18 for 2003.

•	Pre-tax earnings in the Mortgage Banking segment were $2.5 billion, down 14 percent compared to last year’s pre-tax earnings of $3.0 billion.

•	Pre-tax earnings from Diversified Businesses reached nearly $1.3 billion, a gain of 41 percent over last year’s $894 million. This was driven primarily by the Banking segment, where earnings increased by 103 percent over last year driven by a doubling of Bank assets as the Company continued its strategy of building the Bank’s loan portfolio.

•	Return on average equity was 25 percent, which compares to 36 percent for 2003.

•	Total loan production volume was $363 billion for the twelve months, a 17 percent reduction from 2003. This year-over-year total production volume decline is attributable to a 39 percent decrease in refinance volume over the same period. Notwithstanding this decline, 2004 still marks the second best year in the Company’s history in terms of loan production volume, despite a significant decline in total market size compared to 2003.

•	Purchase fundings for 2004 set a new record at $176 billion and increased over last year’s purchase volume by 36 percent.

“Countrywide’s 2004 operational and financial results were strong,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “During the year, Countrywide reclaimed the top spot in mortgage originations and servicing, while simultaneously achieving substantial growth in our Diversified Businesses. Our 2004 financial results were the second-best in our 35-year history, exceeded only by the record numbers posted in 2003.

“Despite solid fourth quarter operational results, earnings declined on both a sequential and a year-over-year basis. Compared to the previous quarter, pre-tax earnings were lower by $322 million, or 35 percent. The change was attributable to the Mortgage Banking segment, where pre-tax profits decreased $412 million. While the Production sector’s overall performance was generally in line with expectations, the Servicing sector was affected by several market factors, including a substantial flattening of the yield curve, a tightening of mortgage-swap spreads and a reduction in interest rate volatility. These factors contributed to a decline in Servicing sector pre-tax profitability of $255 million compared to the third quarter.

“Production sector pre-tax income decreased $155 million from the third quarter primarily as a result of a reduction in home equity gain on sale and net interest income, which combined to decline by $150 million. Fourth quarter home equity loan sales volume was $7.1 billion, compared to $9.9 billion in the third quarter, resulting in a significant decline in gain on sale income. The sale of home equity loan inventory at the end of the third quarter reduced average home equity loan inventory balances by $6.7 billion quarter to quarter, resulting in a decrease in related net interest income of approximately $82 million. Net interest income from prime first mortgages and subprime loans was also lower as a result of spread compression as the yield curve flattened during the quarter, but this change was nearly offset by increased gain on sale in these product lines.

“In the Loan Servicing sector, the portfolio advanced to $838 billion at year end, up $52 billion from the end of the third quarter. Servicing pre-tax losses increased in the fourth quarter by $255 million compared to the prior quarter. Among the primary contributing factors were a $169 million increase in amortization as a result of lower interest rates at the beginning of the fourth quarter compared to the third, and a $92 million in impairment expense against other retained interests in the Loan Servicing sector caused in part by a greater flattening of the yield curve than expected during the quarter.

“Relative to expectations, fourth quarter results were adversely impacted by a combination of market factors, including a flattening of the yield curve, as 2-year and 10-year swap rates converged by 42 basis points during the quarter which was greater than implied by the September 30 forward curve; a tightening of mortgage-swap spreads by 10 basis points; and a decline in interest rate volatility as demonstrated by a two point drop in one-year into 10-year swap rate volatility. The flatter yield curve resulted in approximately $45 million of the $92 million impairment charge against other retained interests in the Loan Servicing sector. The tightening of spreads and the decreased volatility resulted in an adverse effect of approximately $140 million. This adverse affect represents a decline in the value of hedge instruments that was not offset by a corresponding increase in the carrying value of the MSRs, which would have been expected to occur given the decline in volatility, the tightening of spreads and an increase in Treasury rates during the quarter.

“During the quarter, total pre-tax earnings from Diversified Businesses increased 31 percent on a sequential basis to $381 million, highlighted by significantly increased contributions from the Capital Markets and Banking segments. Capital Markets pre-tax profitability increased $56 million compared to the prior quarter, while Banking pre-tax income rose $31 million. The Insurance and Global Operations segments each showed modest sequential quarter growth. During the fourth quarter of 2004, the Company recorded an additional $45 million charge in the Insurance segment for losses resulting from four hurricanes in

Florida during the latter part of the third quarter. As hurricane claims were received and adjusted, it became clear that the impact of four hurricanes in close proximity was greater than originally estimated.

“Fourth quarter earnings per share were also affected by an increase in Countrywide’s 2004 tax provision to 38.9 percent of pre-tax earnings, compared to 38.3 percent in 2003. This increase in the overall tax rate is reflected in fourth quarter results. The year-over-year increase in the effective rate results primarily from the Company’s rapid growth, particularly within the Banking segment, which has led to a greater income apportionment to California. Going forward, Countrywide will continue to migrate activities out of California, which will result in growth in states where tax rates and the overall cost of doing business are lower.

“In summary, Countrywide’s fourth quarter was characterized by solid operational performance combined with a number of factors that created a challenging environment. As described above, financial results were hindered by several key items, including the combination of market factors that had an adverse effect of approximately $185 million on Servicing sector performance, or $0.17 per diluted share on an after-tax basis; a charge in our Insurance segment related to hurricane losses in Florida of $45 million, or $0.04 per diluted share on an after-tax basis; and the reflection of a full-year tax rate increase in the fourth quarter, which had an adverse impact of $0.05 per diluted share.

“The full year, however, should be viewed positively. Countrywide not only delivered the second-best financial results in our 35-year history, but also made substantial investments in the Company’s future growth, diversification and stability. During the year, the servicing portfolio grew by $193 billion; Bank assets more than doubled to $41 billion; our home loan sales force grew by 48 percent; new Capital Markets business lines were established or expanded, including a Primary Dealer business in U.S. Treasury securities, a commercial real estate finance group and a new Asian subsidiary; and our consolidated balance sheet became substantially stronger, as assets grew 14 percent to $111 billion and equity increased 29 percent to $10.4 billion. As always, the people of Countrywide have worked diligently to build lasting value for our shareholders.

“Looking forward, Countrywide’s 2005 earnings guidance is reaffirmed at $3.25 to $4.25 per diluted share,” Mozilo concluded. Key assumptions behind the guidance include the following:

•	Average 10-year U.S. Treasury yield of between 4.0 percent and 5.0 percent

•	Total mortgage market originations of $2.0 trillion to $2.9 trillion

•	Mortgage Banking segment pre-tax earnings of $1.6 billion to $2.4 billion

•	Company-wide loan production market share of 14.5 percent to 15.5 percent

•	Company-wide loan origination volume of $300 billion to $420 billion

•	Mortgage Banking segment production pre-tax margins of 30 basis points to 50 basis points

•	Loan production revenue of 160 basis points to 165 basis points

•	Loan production expenses of 110 basis points to 135 basis points

•	Average loan servicing portfolio of $950 billion to $980 billion (1)

•	Loan servicing pre-tax margins of 3 basis points to 12 basis points

•	Diversified Businesses pre-tax earnings of $1.7 billion to $1.9 billion

(1)	Total portfolio, including subservicing; average is computed as an average of the monthly average balances

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors approved an increase in the dividend to $0.14 per share, up 17 percent compared to last quarter. The payable date on the dividend will be March 3, 2005 to stockholders of record on February 14, 2005.

Diluted earnings per share and diluted weighted average share amounts for 2003 and 2004 have been restated due to the implementation in the fourth quarter of 2004 of EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”, which requires inclusion of shares issuable pursuant to the assumed conversion of the Company’s contingently convertible securities, as modified, in the diluted earnings per share calculations. The effect of EITF 04-8 on diluted earnings per share was an increase of $0.07 per diluted share for the year 2004 and an increase of $0.02 per diluted share for the year 2003.

MORTGAGE BANKING
 Countrywide’s Mortgage Banking segment, which includes Loan Production, Loan Servicing, and Loan Closing Services, contributed 37 percent of consolidated pre-tax earnings for the fourth quarter. Mortgage Banking pre-tax earnings for the fourth quarter were $220 million, which compares to $680 million for the fourth quarter of 2003. The year-over-year decline is due primarily to a reduction in pre-tax income in the

Loan Production sector over the past year as well as MSR impairment recovery in the Servicing sector, net of the servicing hedge, that occurred during the fourth quarter last year. The Loan Production sector is comprised of three distribution channels: prime and subprime consumer-direct lending through Countrywide Home Loans’ 736-branch retail system, call center operations and the Internet; wholesale lending through a network of over 30,000 mortgage brokers; and correspondent lending which buys loans from other financial institutions such as independent mortgage companies, banks, savings and loans, credit unions and insurance companies.

Loan Production
The Loan Production sector generated $477 million in pre-tax earnings for the 2004 fourth quarter and $2.9 billion for the year, which compares to $581 million and $4.1 billion, respectively, for the comparable prior-year periods. These declines reflect the industry-wide reduction in refinance volume, and the associated margin compression that has taken place as market volumes have contracted and pricing competition has increased.

Loan Servicing
The Loan Servicing sector reflects the performance of the MSRs and other retained interests associated with Countrywide’s owned-servicing portfolio. Since the MSRs generally perform best in higher interest rate environments, management expects that earnings from these assets will, over the long term, act as a natural counter-balance against Loan Production earnings, which typically perform best in lower interest rate environments. Generally, in declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further mitigate MSR impairment.

For the fourth quarter, the Loan Servicing sector recorded a pre-tax loss of $278 million, which compares to $83 million in pre-tax earnings for the fourth quarter of 2003. During the current quarter, servicing hedge losses combined with net impairment of the MSRs and other retained interests amounted to $361 million versus net impairment recovery of $31 million during the year-ago quarter. The MSRs had impairment recovery of $61 million in the fourth quarter of 2004, while the other retained interests experienced impairment of $92 million, which in part was the result of a flattening of the yield curve during the quarter. For the 2004 year, the Loan Servicing sector sustained net impairment of $859 million, which compares to net impairment of $1.2 billion for the 2003 year ended, an improvement of $339 million. The capitalization rate on the MSR portfolio now stands at 115 basis points, which compares to 117 basis points at December 31, 2003. The weighted average coupon on the Company’s total servicing portfolio stands at 5.9 percent as of December 31, 2004, down from 6.1 percent one year earlier.

Loan Closing Services
Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies’ pre-tax earnings were $21 million in the fourth quarter, which compares to $16 million earned during the fourth quarter last year. For the year ended 2004, pre-tax earnings were $85 million, down from $98 million in the same period a year ago. Pre-tax earnings tend to be driven by industry and Company loan production volume.

DIVERSIFIED BUSINESSES
Diversified Businesses include the operations of Banking, Capital Markets, Insurance and Global Operations, and accounted for 63 percent of consolidated pre-tax earnings for the fourth quarter of 2004. This compares to 27 percent for the fourth quarter of 2003. Earnings from Diversified Businesses in the aggregate grew 55 percent for the fourth quarter and 41 percent for the year from the comparable periods a year ago to $381 million and $1.3 billion, respectively.

Banking
The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers. The Bank is able to leverage Countrywide’s resources such as its superior asset-generating capabilities, servicing-related escrow balances, locations within the retail mortgage origination network (in which the Bank places its financial centers), and intellectual capabilities such as risk management. Countrywide Bank has also in-sourced certain bank-related services, such as custodial services, that were previously performed for Countrywide by third party banks. In addition, the Bank holds loans in portfolio, providing the consolidated Company with a stream of net interest income. At December 31, 2004, total assets at Countrywide Bank reached $41 billion, compared to $19 billion at December 31, 2003, and were comprised of approximately 16 percent cash and investments, 83 percent mortgage and home equity loans, and 1 percent other assets. The Bank contributed 92 percent of the Banking segment’s total pre-tax earnings for the 2004 fourth quarter and 90 percent for the year. Countrywide Warehouse Lending had average loans outstanding of $4.5 billion during the quarter, an increase of 59 percent from the fourth quarter of 2003. Overall, quarterly pre-tax earnings for the Banking segment were $195 million, increasing 111 percent from last year’s $92 million. For the 2004 year, pre-tax earnings advanced 103 percent over the prior year period to $582 million. The growth in 2004 fourth quarter and full year pre-tax earnings were primarily the result of an increase in average earning assets.

Capital Markets
The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group. Earnings performance within this segment is primarily driven by the broker-dealer, Countrywide Securities Corporation, whose earnings represented 86 percent of Capital Markets’ total pre-tax earnings for the fourth quarter of 2004. Total revenues for Capital Markets in the fourth quarter were $209 million, with approximately 31 percent from underwriting, 44 percent derived from conduit activities, and 25 percent from securities trading, brokerage and other activities. This compares to total revenues of $148 million in the fourth quarter of 2003 with approximately 32 percent from underwriting, 30 percent derived from conduit activities, and 38 percent from securities trading, brokerage and other activities. In total, pre-tax earnings for the Capital Markets segment were $146 million in the fourth quarter and $479 million for the year. This compares to $96 million and $442 million, respectively, in the comparable year-ago periods. This increase is due primarily to the increased revenues from the company’s subprime conduit activities and the underwriting of subprime and home equity securities. These increases were offset slightly by the start-up costs associated with new business units such as Commercial Real Estate Finance, and the company’s new Capital Markets operations in Asia.

Insurance
Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and casualty insurance, and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the fourth quarter, net premiums earned were $163 million at Balboa Life & Casualty and $41 million at Balboa Reinsurance, which compares to $164 million and $37 million, respectively, for the comparable year-ago period. For the year, net premiums earned were $625 million for Balboa Life & Casualty and $157 million for Balboa Reinsurance, up 3 percent and 22 percent, respectively, from the year ended 2003. Pre-tax earnings for the Insurance segment were $30 million for the 2004 fourth quarter and $160 million for the year. This compares to $46 million for the fourth quarter of 2003 and $139 million for the full year of 2003. Results for the fourth quarter of 2004 were negatively impacted by an additional $45 million charge for hurricane losses related to hurricanes Charley, Frances, Jeanne and Ivan that occurred during the latter part of the third quarter of 2004.

Global Operations
 The principal component of the Global Operations segment is Global Home Loans, the Company’s U.K. joint venture, organized to process loan originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans in the U.K. with outstanding balances of $118 billion. Other companies included in the Global Operations segment engage in technology services and property valuation. Pre-tax earnings for the fourth quarter were $11 million, which compares to $12 million for the fourth quarter of 2003. For the 2004 year, pre-tax earnings advanced 63 percent over the comparable prior year period to $42 million.

Conference Call
Countrywide will host a live conference call to discuss quarterly results today at 11:00 am EST. The dial-in number for the live conference call is (888) 423-3268 (U.S.) or (612) 332-1214 (International). The management discussion will be available for replay through midnight on Wednesday, February 16, 2005. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 764515, respectively.

An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), by clicking on “Investor Relations” on the website home page and clicking on the supporting slideshow text link for the Fourth Quarter 2004 earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

About Countrywide
Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services prime and subprime loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass banking, capital markets, insurance, and global operations, largely through the activities of Countrywide Bank, a division of Treasury Bank, N.A., a bank offering depository and home loan products; Countrywide Capital Markets, a mortgage-related investment banker; Balboa Life and Casualty Group, whose companies are national providers of property, life and casualty insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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10-10-10

COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
(In thousands, except per share data)	2004	2003	Change	2004	2003	Change

	(unaudited)			(unaudited)	(audited)
Revenues
Gain on sale of loans and securities	$1,243,964	$952,978	31%	$5,068,774	$5,890,325	(14%)

Interest income	1,261,142	926,846	36%	4,558,251	3,342,200	36%
Interest expense	(824,835)	(469,715)	76%	(2,572,975)	(1,940,207)	33%

Net interest income	436,307	457,131	(5%)	1,985,276	1,401,993	42%
Provision for loan losses	(22,887)	(22,313)	3%	(71,775)	(48,204)	49%

Net interest income after provision for loan losses	413,420	434,818	(5%)	1,913,501	1,353,789	41%

Loan servicing fees and other income from retained interests	897,234	743,924	21%	3,269,587	2,804,338	17%
Amortization of mortgage servicing rights	(562,729)	(483,088)	16%	(1,940,457)	(2,069,246)	(6%)
(Impairment) recovery of retained interests	(36,005)	435,818	N/M	(648,137)	(1,432,965)	(55%)
Servicing hedge (losses) gains	(329,655)	(404,765)	(19%)	(215,343)	234,823	N/M

Net loan servicing fees and other income (loss) from retained interests	(31,155)	291,889	N/M	465,650	(463,050)	N/M

Net insurance premiums earned	205,272	201,362	2%	782,685	732,816	7%
Commissions and other income	145,568	102,889	41%	531,665	464,762	14%

Total revenues	1,977,069	1,983,936	(0%)	8,762,275	7,978,642	10%

Expenses
Compensation expenses	835,907	635,166	32%	3,137,045	2,590,925	21%
Occupancy and other office expenses	210,060	157,909	33%	717,526	586,648	22%
Insurance claim expenses	115,055	82,932	39%	390,203	360,046	8%
Advertising and promotion expenses	50,204	30,367	65%	171,585	103,902	65%
Other operating expenses	164,397	151,572	8%	554,395	491,349	13%

Total expenses	1,375,623	1,057,946	30%	4,970,754	4,132,870	20%

Earnings before income taxes	601,446	925,990	(35%)	3,791,521	3,845,772	(1%)
Provision for income taxes	258,341	362,259	(29%)	1,475,580	1,472,822	0%

NET EARNINGS	$343,105	$563,731	(39%)	$2,315,941	$2,372,950	(2%)

Earnings per Share:
Basic	$0.60	$1.02	(41%)	$4.11	$4.44	(7%)
Diluted	$0.56	$0.94	(40%)	$3.83	$4.18	(8%)

Weighted Average Shares Outstanding:
Basic	576,586	551,754	5%	563,981	533,920	6%
Diluted	609,162	598,509	2%	605,722	567,252	7%

Note:	Prior year diluted earnings per share and diluted weighted average share amounts have been restated due to the implementation in December 2004 of EITF 04-8, which requires inclusion of shares issuable pursuant to the assumed conversion of the Company’s contingently convertible securities in the diluted earnings per share computations.

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,	%
(In thousands, except share data)	2004	2003	Change

	(unaudited)	(audited)
Assets
Cash	$753,417	$633,467	19%
Mortgage loans and mortgage-backed securities held for sale	20,084,499	24,103,625	(17%)
Trading securities owned, at market value	10,499,711	6,996,699	50%
Trading securities pledged as collateral, at market value	1,303,007	4,118,012	(68%)
Securities purchased under agreements to resell and securities borrowed	13,231,448	10,348,102	28%
Loans held for investment, net	39,660,086	26,368,055	50%
Investments in other financial instruments	10,294,656	12,761,764	(19%)
Mortgage servicing rights, net	8,787,284	6,863,625	28%
Premises and equipment, net	985,350	755,276	30%
Other assets	5,864,673	5,029,048	17%

Total assets	$111,464,131	$97,977,673	14%

Liabilities
Notes payable	$49,355,128	$39,948,461	24%
Securities sold under agreements to repurchase	20,465,123	32,013,412	(36%)
Deposit liabilities	20,013,208	9,327,671	115%
Accounts payable and accrued liabilities	8,538,705	6,248,624	37%
Income taxes payable	2,663,524	2,354,789	13%

Total liabilities	101,035,688	89,892,957	12%

Commitments and contingencies	—	—	—

Shareholders’ Equity
Preferred stock — authorized, 1,500,000 shares of $0.05 par value; none issued and outstanding	—	—	—
Common stock — authorized, 1,000,000,000 shares of $0.05 par value; issued, 581,706,836 and 553,471,780 shares at December 31, 2004 and December 31, 2003, respectively; outstanding, 581,648,881 and 553,449,278 shares at December 31, 2004 and December 31, 2003, respectively	29,085	27,674	5%
Additional paid-in capital	2,570,402	2,289,082	12%
Accumulated other comprehensive income	118,943	164,526	(28%)
Retained earnings	7,710,013	5,603,434	38%

Total shareholders’ equity	10,428,443	8,084,716	29%

Total liabilities and shareholders’ equity	$111,464,131	$97,977,673	14%

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COUNTRYWIDE FINANCIAL CORPORATION
LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

	December 31,	December 31,	%
(In thousands)	2004	2003	Change

	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$34,194,630	$21,750,619	57%
Warehouse lending advances secured by mortgage loans	3,681,830	1,886,169	95%
Defaulted FHA-insured and VA-guaranteed loans repurchased from securities	1,518,642	2,560,454	(41%)

	39,395,102	26,197,242	50%
Deferred loan origination costs	390,030	249,262	56%
Allowance for loan losses	(125,046)	(78,449)	59%

Total loans held for investment, net	$39,660,086	$26,368,055	50%

Other Assets
Reimbursable servicing advances	$1,355,584	$1,031,183	31%
Securities broker-dealer receivables	818,299	742,791	10%
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	795,894	394,110	102%
Receivables from custodial accounts	391,898	595,671	(34%)
Interest receivable	326,873	242,669	35%
Capitalized software, net	286,504	235,713	22%
Federal funds sold	225,000	100,000	125%
Prepaid expenses	212,310	204,570	4%
Cash surrender value of assets held in trust for deferred compensation plan	184,569	115,491	60%
Restricted cash	175,177	281,477	(38%)
Receivables from sale of securities	143,874	84,012	71%
Derivative margin accounts	99,795	287,528	(65%)
Unsettled securities trades, net	58,676	173,382	(66%)
Other assets	790,220	540,451	46%

Total other assets	$5,864,673	$5,029,048	17%

13-13-13

COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	December 31,	December 31,	%
(In thousands)	2004	2003	Change

	(unaudited)	(audited)
Investments in Other Financial Instruments
Available-for-sale securities:
Mortgage-backed securities	$6,009,819	$4,250,607	41%
U.S. Treasury securities	66,030	141,732	(53%)
Obligations of U.S. Government-sponsored enterprises	279,991	331,790	(16%)
Municipal bonds	208,239	—	N/M
Other	3,685	88	N/M
Home equity AAA asset-backed senior securities	—	4,622,810	N/M
Servicing hedge instruments — U.S. Treasury securities	—	1,148,922	N/M

Subtotal	6,567,764	10,495,949	(37%)

Other interests retained in securitization classified as available-for-sale securities:
Prime home equity residual securities	275,598	320,663	(14%)
Prime home equity line of credit transferor’s interest	273,639	236,109	16%
Subprime residual securities	237,695	370,912	(36%)
Nonconforming interest-only and principal-only securities	191,502	130,300	47%
Prepayment penalty bonds	98,784	50,595	95%
Subprime AAA credit rated interest-only securities	84,834	310,020	(73%)
Prime home equity interest-only securities	27,950	33,309	(16%)
Nonconforming residual securities	11,462	—	N/M
Subordinated mortgage-backed pass-through securities	2,306	5,997	(62%)

Total other interests retained in securitization classified as available-for-sale securities	1,203,770	1,457,905	(17%)

Total available-for-sale securities	7,771,534	11,953,854	(35%)

Other interests retained in securitization classified as trading securities:
Prime home equity residual securities	533,554	—	N/M
Subprime residual securities	354,224	—	N/M
Nonconforming residual securities	20,555	—	N/M

Total other interests retained in securitization classified as trading securities	908,333	—	N/M

Servicing hedge instruments — Derivative instruments	1,024,977	642,019	60%
Debt hedge instruments — Interest rate and foreign currency swaps	589,812	165,891	256%

Total investments in other financial instruments	$10,294,656	$12,761,764	(19%)

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14-14-14

COUNTRYWIDE FINANCIAL CORPORATION

SELECTED OPERATING DATA
(Unaudited)

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
(Dollar amounts in millions)	2004	2003	Change	2004	2003	Change

Volume of loans produced	$95,315	$76,320	25%	$363,006	$434,864	(17%)

Number of loans produced	590,133	525,147	12%	2,298,744	2,846,399	(19%)

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	4,366,313	3,119,211	40%	16,705,556	14,413,759	16%

Capital Markets
Securities trading volume (1)	$759,859	$584,405	30%	$3,126,672	$2,858,714	9%

Insurance
Net premiums earned:
Carrier	$163	$164	(1%)	$625	$604	3%
Reinsurance	41	37	11%	157	129	22%

Total net premiums earned	$204	$201	1%	$782	$733	7%

	December 31,		%
	2004	2003	Change

Mortgage loan pipeline (loans-in-process)	$47,768	$32,969	45%

Loan servicing portfolio (2)	$838,322	$644,855	30%

Number of loans serviced (2)	6,196,487	5,080,621	22%

MSR portfolio (3)	$765,677	$581,964	32%

Assets held by Treasury Bank (in billions)	$41.0	$19.4	111%

Global Operations
Global Home Loans Subservicing Volume (in billions)	$118	$106	11%

(1)	Includes trades with Mortgage Banking Division.

(2)	Includes loans held for sale, loans held for investment, and loans serviced under subservicing agreements for others.

(3)	Represents loan servicing portfolio reduced by loans held for sale, loans held for investment, and subservicing.

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15-15-15

COUNTRYWIDE FINANCIAL CORPORATION

QUARTERLY SEGMENT ANALYSIS
(Unaudited)

	Quarter Ended December 31, 2004
	Mortgage Banking				Diversified Businesses
	Loan	Loan	Closing			Capital		Global			Grand
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total	Total
Revenues
Gain on sale of loans and securities	$1,114,113	$11,130	$—	$1,125,243	$—	$110,676	$—	$—	$8,045	$118,721	$1,243,964
Net interest income after provision for loan losses	174,281	(92,295)	464	82,450	230,909	85,408	14,450	541	(338)	330,970	413,420
Net loan servicing fees (1)	—	(49,705)	—	(49,705)	—	913	(4,086)	27,147	(5,424)	18,550	(31,155)
Net insurance premiums earned	—	—	—	—	—	—	205,272	—	—	205,272	205,272
Commissions, fees and other income (2)	26,485	14,391	59,349	100,225	24,999	12,501	24,292	31,861	(48,310)	45,343	145,568

Total revenues	1,314,879	(116,479)	59,813	1,258,213	255,908	209,498	239,928	59,549	(46,027)	718,856	1,977,069
Expenses	837,698	161,359	38,973	1,038,030	61,287	63,300	209,987	48,909	(45,890)	337,593	1,375,623

Earnings before income taxes	$477,181	$(277,838)	$20,840	$220,183	$194,621	$146,198	$29,941	$10,640	$(137)	$381,263	$601,446

	Quarter Ended December 31, 2003
	Mortgage Banking				Diversified Businesses
	Loan	Loan	Closing			Capital		Global			Grand
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total	Total
Revenues
Gain on sale of loans and securities	$917,428	$21,814	$—	$939,242	$—	$8,302	$—	$—	$5,434	$13,736	$952,978
Net interest income after provision for loan losses	261,848	(83,617)	131	178,362	108,695	137,559	10,006	379	(183)	256,456	434,818
Net loan servicing fees (1)	—	268,582	—	268,582	—	(686)	—	26,305	(2,312)	23,307	291,889
Net insurance premiums earned	—	—	—	—	—	—	201,362	—	—	201,362	201,362
Commissions, fees and other income (2)	14,187	11,583	45,333	71,103	18,485	2,422	15,418	30,673	(35,212)	31,786	102,889

Total revenues	1,193,463	218,362	45,464	1,457,289	127,180	147,597	226,786	57,357	(32,273)	526,647	1,983,936
Expenses	612,540	135,208	29,511	777,259	35,090	51,521	180,385	45,444	(31,753)	280,687	1,057,946

Earnings before income taxes	$580,923	$83,154	$15,953	$680,030	$92,090	$96,076	$46,401	$11,913	$(520)	$245,960	$925,990

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests, and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

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16-16-16

COUNTRYWIDE FINANCIAL CORPORATION

YEAR-TO-DATE SEGMENT ANALYSIS
(Unaudited)

	Year Ended December 31, 2004
	Mortgage Banking				Diversified Businesses
	Loan	Loan	Closing			Capital		Global			Grand
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total	Total
Revenues
Gain on sale of loans and securities	$4,618,365	$127,149	$—	$4,745,514	$—	$296,010	$—	$—	$27,250	$323,260	$5,068,774
Net interest income after provision for loan losses	1,144,970	(393,266)	1,323	753,027	684,551	428,609	46,650	2,108	(1,444)	1,160,474	1,913,501
Net loan servicing fees (1)	—	377,302	—	377,302	—	3,471	(4,086)	106,356	(17,393)	88,348	465,650
Net insurance premiums earned	—	—	—	—	—	—	782,685	—	—	782,685	782,685
Commissions, fees and other income (2)	114,739	59,622	221,303	395,664	99,049	33,348	71,601	119,538	(187,535)	136,001	531,665

Total revenues	5,878,074	170,807	222,626	6,271,507	783,600	761,438	896,850	228,002	(179,122)	2,490,768	8,762,275
Expenses	2,998,168	604,338	137,640	3,740,146	201,117	282,323	736,757	186,137	(175,726)	1,230,608	4,970,754

Earnings before income taxes	$2,879,906	$(433,531)	$84,986	$2,531,361	$582,483	$479,115	$160,093	$41,865	$(3,396)	$1,260,160	$3,791,521

	Year Ended December 31, 2003
	Mortgage Banking				Diversified Businesses
	Loan	Loan	Closing			Capital		Global			Grand
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total	Total
Revenues
Gain on sale of loans and securities	$5,541,538	$163,444	$—	$5,704,982	$—	$156,411	$—	$—	$28,932	$185,343	$5,890,325
Net interest income after provision for loan losses	887,436	(396,696)	(445)	490,295	320,584	508,559	34,101	791	(541)	863,494	1,353,789
Net loan servicing fees (1)	—	(548,822)	—	(548,822)	292	(343)	—	92,418	(6,595)	85,772	(463,050)
Net insurance premiums earned	—	—	—	—	—	—	732,816	—	—	732,816	732,816
Commissions, fees and other income (2)	58,486	64,374	217,497	340,357	83,528	11,376	64,802	106,027	(141,328)	124,405	464,762

Total revenues	6,487,460	(717,700)	217,052	5,986,812	404,404	676,003	831,719	199,236	(119,532)	1,991,830	7,978,642
Expenses	2,399,594	515,775	119,227	3,034,596	117,187	233,700	692,945	173,629	(119,187)	1,098,274	4,132,870

Earnings before income taxes	$4,087,866	$(1,233,475)	$97,825	$2,952,216	$287,217	$442,303	$138,774	$25,607	$(345)	$893,556	$3,845,772

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests, and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

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